EXHIBIT 4.40

         NEITHER THE COMMON STOCK OPTION REPRESENTED BY THIS AGREEMENT NOR THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER (1) WITHOUT REGISTRATION UNDER THE ACT AND IN COMPLIANCE WITH THE LAWS OF ANY APPLICABLE JURISDICTIONS; OR (2) AN OPINION OF COUNSEL (IN FORM AND SUBSTANCE ACCEPTABLE TO ADVANCED VIRAL RESEARCH CORP.) THAT REGISTRATION IS NOT REQUIRED.

                          ADVANCED VIRAL RESEARCH CORP.

                        COMMON STOCK OPTION AND AGREEMENT

         THIS COMMON STOCK OPTION (the "Option") for a total of up to 40,000,000 shares (the "Option Shares") of common stock, par value $.00001 per share (the "Common Stock"), of Advanced Viral Research Corp., a Delaware corporation (the "Company"), is hereby granted by the Company to Elma S. Hawkins (the "Optionee"), at the price and subject to the terms and conditions hereunder and that certain Employment Contract dated February 10, 2004 between the Company and Optionee (the "Employment Agreement"). Capitalized terms not otherwise defined herein shall be defined as set forth in the Employment Agreement.

1.       EXERCISE OF OPTION.

         (a) Exercise Prices; Vesting Schedule. Optionee shall be entitled to acquire the Option Shares from time to time in accordance with the vesting schedule and exercise prices listed below:

  OPTION SHARES                EXERCISE PRICE PER OPTION SHARE                  VESTING SCHEDULE
  -------------                -------------------------------                  ----------------
First 8,000,000                             $ .12                       1/60th of the Option Shares
Second 8,000,000                            $.129                       (666,667) shall become exercisable
Third 8,000,000                             $.139                       every 30 days commencing on the
Fourth 8,000,000                            $.149                       Commencement Date (each date shall
                                                                        be referred to as an "Exercise
                                                                        Date") and are exercisable through
Fifth 8,000,000                             $.160                       the date which is five years from an
                                                                        Exercise Date (the "Expiration
                                                                        Date").

         (b) Termination of Employment. Notwithstanding anything contained herein to the contrary:

                  (i) Upon the termination of Optionee's employment with the Company (A) by the Company for Cause; or (B) due to Optionee's voluntary unilateral decision to terminate her employment without Cause, the Option shall expire for all Option Shares which have as of such date not become exercisable but shall survive with respect to Option Shares that have become exercisable as of such date, (the "Surviving Options"), provided, however, notwithstanding anything contained herein to the contrary, Optionee shall have 90 days to exercise the Surviving Options.

                  (ii) Upon the termination of Optionee's employment with the Company for reasons other than (A) by the Company for Cause; or (B) due to Optionee's voluntary unilateral decision to terminate her employment without Cause, including without limitation, the death or Disability of Optionee, the Option shall immediately become exercisable for that number of Option Shares equal to the number of Option Shares which would have been subject to exercise by Optionee during the then current term of the Employment Agreement (without giving effect to any extensions thereof).

         (c) Method of Exercise. The Option granted hereunder shall be deemed exercised when Optionee indicates her decision to do so in writing to the Company and shall at the same time tender to the Company payment in full for the Option Shares as follows:

                  (i) Notice of Exercise. The Option shall be exercisable by a written notice which shall: (1) state the election to exercise the Option, the person in whose name the stock certificate(s) for such shares of Common Stock is to be registered, his or her address and social security number (or if more than one, the names, addresses and social security numbers of such persons); (2) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person(s) other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person(s) to exercise the Option; and (3) be delivered in person or by certified mail to the Company.

                  (ii) Payment. Payment of the purchase price for the Option Shares shall be by certified or bank cashier's check payable to the Company.

         (d) Restriction on Exercise. Notwithstanding anything contained herein to the contrary, this Option may not be exercised if the issuance of the Option Shares would constitute a violation of any applicable federal or state securities laws or other applicable laws or regulations. As a condition to the exercise of the Option, the Company may require the person exercising the Option to make such representations and agree to such covenants as may be required by any applicable law or regulation.

2. OPTIONEE'S OR SUCCESSOR'S RIGHTS AS STOCKHOLDERS. Neither the Optionee nor his or her successor(s) in interest, as permitted hereunder, shall have any rights as a stockholder of the Company with respect to any Option Shares until Optionee or his or her successors in interest becomes a beneficial holder of the Option Shares and receives from the Company or its duly authorized agent a certificate or certificates representing the Option Shares. At the time of the exercise of the Option, Optionee shall execute the letter attached hereto as EXHIBIT A.

3. NO REGISTRATION. Neither the Option granted hereby nor the Option Shares issuable upon exercise of the Option have been registered under the Securities Act of 1933 (the "Act") or any other applicable state's securities laws in reliance upon applicable exemptions from such registration and may be transferred only pursuant to such securities laws. Notwithstanding this Section 3, the Company and Optionee acknowledge the Company's obligation with respect to the registration of the resale of the Option Shares as set forth in the Employment Agreement.

4. TRANSFER RESTRICTIONS. Neither the Option nor the Option Shares may be transferred, offered or sold except in compliance with this Agreement, the Act and the laws of any applicable jurisdiction.

         (a) Transfer of Option. Optionee may not transfer all or any portion of this Option without the Company's prior written consent. Notwithstanding anything contained herein, Optionee may sell or otherwise assign, with or without consideration, all or a portion of this Option to any spouse or member of such Optionee's immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of such Optionee's spouse or members of the Optionee's immediate family, or to a trust for the Optionee's own self, or a charitable remainder trust, provided however, that each such transferee or assignee, prior to the completion of the sale, transfer, or, assignment shall have executed documents assuming the obligations of the Optionee under this Agreement with respect to the transferred securities.

         (b) Legend on Option Shares. The Company shall cause a legend in substantially the form that follows to be set forth on the certificate representing each Option Share:

         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER (1) WITHOUT REGISTRATION UNDER THE ACT AND IN COMPLIANCE WITH THE LAWS OF ANY APPLICABLE JURISDICTIONS; OR (2) AN OPINION OF COUNSEL (IN FORM AND SUBSTANCE ACCEPTABLE TO ADVANCED VIRAL RESEARCH CORP.) THAT REGISTRATION IS NOT REQUIRED."

5. REPRESENTATIONS OF OPTIONEE. Optionee hereby warrants to the Company as follows:

         (a) Investment Intent. The Option and the Option Shares contemplated to be acquired pursuant to the exercise of the Option are being and shall be acquired by Optionee solely for investment purposes and not for the account of any other person and not for distribution, assignment or resale to others. No other person has a direct or indirect beneficial interest in the Option or the Option Shares. Optionee has not subdivided the beneficial ownership of the Option or the Option Shares with any other person.

         (b) Review and Evaluation. Optionee has, together with his or her financial advisors, if any, had access to any relevant information and documents desired; has had the opportunity to ask questions of and receive answers from any person authorized to act on behalf of the Company concerning any aspect of the Company, including, but not limited to, the merits of accepting the Option; is in receipt of (i) the Company's Annual Reports as filed with the Securities and Exchange Commission; (ii) the Company's Quarterly Reports as filed with the Securities and Exchange Commission; and (iii) all other requested documents and information regarding the Company (collectively, the "Information"). Optionee, together with his or her financial advisors, if any, represent that they have carefully read, are familiar with and fully understand the Information, including all documents referred to therein; and have consulted with such other advisors as they have deemed necessary and appropriate in making the decision to acquire the Option. Optionee fully represents that, after a careful review of the Information, including all documents referred to therein, Optionee accepts the Option.

         (c) Financial Experience. Optionee is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of his or her acceptance of the Option, or if Optionee has utilized the services of a financial advisor, together they are sufficiently experienced in financial and business matters that they are capable of evaluating the merits and risks of Optionee's acceptance of the Option.

         (d) Accredited Investor. Unless this section is crossed out, Optionee is an "accredited investor" as such term is defined at Rule 501 promulgated under the Act, a copy of which definition is attached hereto and incorporated by reference hereby as EXHIBIT B.

         (e)      Residency. Optionee is a resident of the State of New York

6.       MISCELLANEOUS.

         (a) Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter.

         (b) Amendment. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

         (c) No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         (d) Waivers and Remedies. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach, or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

         (e) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         (f) Descriptive Headings. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         (g) Counterparts. This Agreement may be executed in any numbers of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

         (h) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand or three (3) days after deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

                  If to the Company:     Advanced Viral Research Corp.
                                         200 Corporate Boulevard South
                                         Yonkers, New York 10701
                                         Attn: Alan V. Gallantar, CFO

                  If to Optionee:        Elma S. Hawkins
                                         84 Foxhollow Lane
                                         South Hampton, NY 11968

or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

         (i) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties hereto shall assign any of its rights or obligations hereunder.

         (j) Each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         (k) Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         (l) Agent. Neither party is hereby constituted an agent or legal representative of the other party hereto and neither is granted any right or authority hereunder to assume or create any obligation, express or implied, or to make any representation, covenant, warranty, or guaranty, except as expressly granted or made in this Agreement.

         (m) Other Documents. The parties hereto shall cooperate in the effectuation of the transactions contemplated hereby and shall execute any and all additional documents and shall take such additional actions as shall be reasonably necessary or appropriate for such purposes.

         (n) Waiver of Jury Trial. The parties hereto each knowingly, voluntarily and intentionally waive their respective rights to a trial by jury in respect of any litigation related to or arising from this Agreement, or any course of conduct, course of dealing, statement or actions of any of the parties hereto.

         (o) Applicable Law and Venue. This Agreement shall be construed in accordance with and be governed by the laws of the State of Delaware and the parties hereto agree that any suit brought hereunder shall be brought only in New York, New York.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

Date of Grant: February 10, 2004                 ADVANCED VIRAL RESEARCH CORP.

                                                 By: /s/ Eli Wilner
                                                 Name: Eli Wilner
                                                 Title: Chief Executive Officer

OPTIONEE:

Agreed and Accepted as of February 10, 2004

/s/ Elma S. Hawkins